Exhibit 1.2

AMERICAN WATER WORKS COMPANY, INC.

[Date]

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

Merrill Lynch World Headquarters

4 World Financial Center

New York, New York 10080

Re:     American Water Works Company, Inc. Reserved Share Program

Ladies and Gentlemen:

Reference is made to the Underwriting Agreement dated                     , 2008 (the “Underwriting Agreement”) among American Water Works Company, Inc. (the “Company”), the selling stockholder and the Underwriters listed in Schedule I to the Underwriting Agreement. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Underwriting Agreement.

As part of the offerings contemplated by the Underwriting Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) has agreed to reserve out of the shares of the Company’s Common Stock, par value $0.01 per share (“Shares”), set forth opposite its name on Schedule I to the Underwriting Agreement, up to 5% of the Shares for sale to certain persons designated by the Company (“Invitees”), as set forth in the Prospectus under the heading “Underwriting” (the “Reserved Share Program”). The Shares to be sold by Merrill Lynch pursuant to the Reserved Share Program (the “Reserved Shares”) will be sold by Merrill Lynch pursuant to the Underwriting Agreement at the public offering price. Any Reserved Shares not orally confirmed for purchase by such Invitees by the end of the first business day after the date of the Underwriting Agreement will be offered directly to the public by Merrill Lynch as set forth in the Prospectus.

In order to induce Merrill Lynch to conduct the Reserved Share Program, and in addition to and without limiting the representations, warranties, covenants and agreements of the Company contained in the Underwriting Agreement, the Company hereby agrees with Merrill Lynch as follows:

1. The Company represents and warrants to Merrill Lynch that (i) the Registration Statement, the Prospectus and any preliminary prospectus comply, and any further amendments or supplements thereto will comply, in all material respects with any applicable laws or regulations of foreign jurisdictions in which the Registration Statement, Prospectus or any preliminary prospectus, as amended or supplemented, if applicable, are distributed to Invitees in connection with the Reserved Share Program, and that (ii) no authorization, approval, consent, license, order, registration or qualification of or with any government, governmental instrumentality or court, other than such as have been obtained, is necessary under the securities laws and regulations of foreign jurisdictions in which the Reserved Shares are offered or sold to Invitees outside the United States in connection with the Reserved Share Program.

2. The Company covenants with Merrill Lynch that the Company will comply with all applicable securities and other applicable laws, rules and regulations in each foreign jurisdiction in which the Reserved Shares are offered or sold in connection with the Reserved Share Program.

3. In connection with the offer and sale of the Reserved Shares, the Company agrees to indemnify and hold harmless Merrill Lynch, its affiliates and selling agents and each person, if any, who controls any of the foregoing within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act, from and against any and all loss, liability, claim, damage and expense (including, without limitation, any legal or other expenses reasonably incurred in connection with defending, investigating or settling any such action or claim), as incurred, (i) arising out of the violation of any applicable laws or regulations of foreign jurisdictions where Reserved Shares have been offered to Invitees; (ii) arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus wrapper or other material prepared by or with the consent of the Company for distribution to Invitees in connection with the offering of the Reserved Shares or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) caused by the failure of any Invitee to pay for and accept delivery of Reserved Shares which have been orally confirmed for purchase by any Invitee by 9:00 a.m. Eastern Time on the first business day after the date of the Underwriting Agreement; or (iv) related to, or arising out of or in connection with, the offering of the Reserved Shares.

4. The Company has not offered, or caused the Representatives to offer, Reserved Shares to any person with the specific intent to unlawfully influence (i) a customer or supplier of the Company or any of its affiliates to alter the customer’s or supplier’s level or type of business with any such entity or (ii) a trade journalist or publication to write or publish favorable information about the Company or any of its affiliates, or their respective businesses or products.

5. This Agreement is for the benefit of Merrill Lynch and each of the Underwriters and is enforceable to the same extent as if fully set forth in the Underwriting Agreement.

6. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE.

7. This Agreement may be executed in one or more counterparts and, when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

Very truly yours, AMERICAN WATER WORKS COMPANY, INC.

By:
Name: Title:

Accepted as of the date hereof: Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:
Name: Title: